UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 12, 2012

Liberty Global, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51360	20-2197030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification #)

12300 Liberty Boulevard Englewood, CO 80112
(Address of Principal Executive Office)

(303) 220-6600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a
Registrant.

On October 12, 2012, Binan Investments B.V. (“Binan”), a subsidiary of Liberty Global, Inc., entered into a new facility agreement (the “Facility Agreement”) with BNP Paribas as Facility Agent and Security Agent; BNP Paribas, Fortis Bank SA/NV, ING Belgium NV/SA, J.P. Morgan Securities PLC and The Royal Bank of Scotland PLC as the Mandated Lead Arrangers; Fortis Bank SA/NV, ING Belgium NV/SA, J.P. Morgan Chase Bank NA, Brussels Branch and The Royal Bank of Scotland PLC, Belgium Branch as the Issuing Banks; and the financial institutions listed therein as the Original Lenders. Pursuant to the Facility Agreement, the Lenders have agreed to make available a term loan facility, in an aggregate principal amount of €925.0 million ($1,197.4 million at October 12, 2012). The initial maturity date is April 12, 2013 and may be extended for an additional three-month period. The Facility Agreement bears interest at a rate of EURIBOR plus 2.00%. Any loans drawn under the Facility Agreement will be used to partially fund the proposed acquisition of shares and warrants of Telenet Group Holding N.V. (“Telenet”). The Facility Agreement is secured by a pledge over the current and future shares of Telenet owned by Binan. Terms used but not defined herein shall have the meaning of such terms as defined in the Facility Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.         Name

4.1
Facility Agreement, dated October 12, 2012, among Binan Investments B.V., as Borrower; BNP Paribas as Facility Agent and Security Agent; BNP Paribas, Fortis Bank SA/NV, ING Belgium NV/SA, J.P. Morgan Securities PLC and The Royal Bank of Scotland PLC as Mandated Lead Arrangers; Fortis Bank SA/NV, ING Belgium NV/SA, J.P. Morgan Chase Bank NA, Brussels Branch and The Royal Bank of Scotland PLC, Belgium Branch as the Issuing Banks; and the financial institutions listed therein as the Original Lenders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY GLOBAL, INC.

By:	/s/ RANDY L. LAZZELL
Randy L. Lazzell
Vice President

Date: October 16, 2012

Exhibit Index

Exhibit No.	Name

4.1
Facility Agreement, dated October 12, 2012, among Binan Investments B.V., as Borrower; BNP Paribas as Facility Agent and Security Agent; BNP Paribas, Fortis Bank SA/NV, ING Belgium NV/SA, J.P. Morgan Securities PLC and The Royal Bank of Scotland PLC as Mandated Lead Arrangers; Fortis Bank SA/NV, ING Belgium NV/SA, J.P. Morgan Chase Bank NA, Brussels Branch and The Royal Bank of Scotland PLC, Belgium Branch as the Issuing Banks; and the financial institutions listed therein as the Original Lenders.